Cowen to Acquire Portico Capital Advisors, Accelerating M&A Advisory Momentum in Strategic, Long-Term Growth Sectors

Verticalized Software, Data, and Analytics-Focused M&A Advisor Expands Cowen’s TMT and Tech-Enabled Services Investment Banking Offering

NEW YORK – November 23, 2021 - Cowen Inc. (NASDAQ: COWN) (“Cowen” or the “Company”) today announced it has entered into a definitive agreement to acquire privately-held Portico Capital Advisors (“Portico”), a leading M&A advisory firm focused on the Verticalized Software, Data, and Analytics sector. The strategic acquisition positions Portico to provide the full breadth of Cowen’s capital markets, advisory, and research capabilities to clients. The transaction also further accelerates Cowen’s investment banking business, which has grown revenues over four-fold since 2017 by focusing on industries undergoing transformation. A primary value driver during this period was the significant growth of Cowen’s M&A and Capital Markets Advisory practices, which collectively grew from approximately 20% to more than 55% of total banking revenues.

Portico was founded in 2000 and has a team of over 20 industry professionals in both the U.S. and the U.K., led by an executive committee with more than 120 years of collective industry experience. Portico’s deep sector expertise, sell-side focus, and track record advising blue-chip companies and leading private equity firms have proven key differentiators among specialist M&A advisory firms. Through expert positioning, seamless transaction management, and differentiated buyer access, the firm has produced impressive results as it advises the disrupters shaping the information economy.

“Over the past 20 years, Rick Northrop, Searcy Dryden, and the Portico team have built the leading M&A advisory practice in Verticalized Software, Data, and Analytics – a critically important, fast-growing, and dynamic sector that will underpin the global economy in the decades ahead,” said Larry Wieseneck, Co-President of Cowen and Company. “By combining Cowen’s broad advisory and capital markets capabilities with Portico’s deep sector domain experience and M&A skill set, we are delivering on our stated strategy of building a world-class, diversified banking platform that will be even better positioned to help our collective clients outperform in sectors that have strong tailwinds. We are very excited to welcome Portico’s world-class team into the Cowen family.”

Searcy Dryden, Portico’s Managing Partner, continued, “It’s a tremendous opportunity for our clients and team to join forces with Cowen, a firm that always strives to be ahead of the curve, like Portico. The Verticalized Software, Data, and Analytics sector is driven by high-growth, cash-generating companies with significant M&A advisory and financing needs. With access to Cowen’s broad relationships and extensive capital markets capabilities, we can deliver comprehensive solutions across significantly more situations, driving broader value for our corporate and sponsor clients.”

Rick Northrop, Portico’s Founder and Executive Chairman, added, “For two decades, the Portico team has focused on leveraging our deep sector expertise and relationships to deliver value for our clients through focus, experience, and guidance at every step of a transaction. We are delighted to enhance our ability to deliver high quality value to clients on the Cowen platform.”

The definitive agreement has been approved by Cowen’s Board of Directors and Portico’s shareholders and governing bodies. All consideration is to be comprised of 75% cash and 25% stock. Other terms of the deal were not disclosed. This transaction is expected to close in the fourth quarter of 2021 and to increase Cowen’s M&A advisory revenues by approximately 20% in fiscal 2022.

Perkins Advisors LLC acted as financial advisor to Cowen, and Willkie, Farr & Gallagher as legal advisor to Cowen. M. Klein & Company acted as financial advisor to Portico, and Cadwalader, Wickersham & Taft as legal advisor to Portico.

About Cowen Inc.
Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm that operates through two business segments: a broker dealer and an investment management division. The Company’s broker dealer division offers investment banking services, equity research, sales and trading, prime brokerage, global clearing and commission management services. Cowen’s investment management division builds on Cowen’s core insights by developing differentiated, actively managed investment strategies that seek to meet the dynamic needs of our clients. Founded in 1918, the firm is headquartered in New York and has offices worldwide. Learn more at Cowen.com.

About Portico Capital Advisors
Portico Capital Advisors provides independent strategic and financial advisory services in the areas of mergers & acquisitions (M&A), recapitalizations, and capital raisings exclusively to private and public companies providing verticalized software, data, and analytics. The firm, founded in 2000, has offices in New York, Greenwich, and London. For more information, please visit www.porticocap.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission. The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Investor Relations Contact:
JT Farley
(646) 562-1056
james.farley@cowen.com

Media Contact:
Gagnier Communications
Dan Gagnier
(646) 569-5897
dg@gagnierfc.com